Exhibit 10.3

FORM OF SHIPBUILDING CONTRACT FOR
CONSTRUCTION OF ONE 3,500 DWT PRODUCT OIL
TANKER WITH FUJIAN SOUTHEAST SHIPYARD, AS
AMENDED

FORM OF

Contract No.

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 3500 DWT PRODUCT OIL TANKER

(HULL NO. DN-3500-   )

BETWEEN

as BUYER

and

FUJIAN SOUTHEAST SHIPYARD

With

FUJIAN SHIPBUILDING INDUSTRY

GROUP CORPORATION

Collectively as SELLER

CONTENTS

ARTICLE 1 - DESCRIPTION AND CLASS

ARTICLE 2 - CONTRACT PRICE & TERMS OF PAYMENT

ARTICLE 3 - ADJUSTMENT OF THE CONTRACT PRICE

ARTICLE 4 - APPROVAL OF PLANS AND DRAWINGS - SUPERVISION AND INSPECTION

ARTICLE 5 - MODIFICATION, CHANGES AND EXTRAS

ARTICLE 6 - TRIALS

ARTICLE 7 - DELIVERY

ARTICLE 8. - DELAYS & EXTENSION OF TIME FOR DELIVERY

ARTICLE 9 - WARRANTY OF QUALITY

ARTICLE 10 - CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

ARTICLE 11 - BUYER’S DEFAULT

ARTICLE 12 - INSURANCE

ARTICLE 13 - DISPUTES AND ARBITRATION

ARTICLE 14 - ASSIGNMENT

ARTICLE 15 -TAXES AND DUTIES

ARTICLE 16 - PATENTS, TRADEMARKS AND COPYRIGHT

ARTICLE 17 - NOTICES

ARTICLE 18 - EFFECTIVE DATE OF CONTRACT

ARTICLE 19 - INTERPRETATION

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 3500DWT PRODUCT OIL TANKER

(HULL NO. DN-3500-    )

This CONTRACT, entered into this 6th of February 2005, by and between                                    , a corporation organized and existing under the Laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or its nominee, (hereinafter called the “BUYER”) on one part; and Fujian Southeast Shipyard, a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 7# Jianshe Road, Economic Technical Development Zone of Fuzhou, Fujian Province, the People’s Republic of China (hereinafter called the “BUILDER”), and Fujian Shipbuilding Industry Group Corporation (abbreviated as “FSIGC”) a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 27 Qunzhong Road Fuzhou Fujian, the People’s Republic of China on the other part. FSIGC and the BUILDER are hereinafter collectively called the “SELLER”.

WITNESSETH

In consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch, equip and complete at the BUILDER’s Shipyard and to sell and deliver to the BUYER after completion and successful trial specified in this Contract one (1) 3500DWT product tanker as more fully described in Article 1 hereof (hereinafter called the “VESSEL”), to be registered at the option of the BUYER under the Panamanian (or equivalent convenient) flag or any other flag which may be chosen by the BUYER and agreed by the SELLER and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

ARTICLE 1 - DESCRIPTION AND CLASS

1.     DESCRIPTION

The VESSEL shall be 3,500 metric tons deadweight oil product tanker, at design summer draught of 5.5 meters of the class described below. The VESSEL shall have the BUILDER’S Hull No. DN-3500-10 and shall be constructed, equipped and completed as described in and in accordance with the terms of this Contract and the following documentation:

(1) Technical Specification	(Drawing No. B1-0001)
(2) General Arrangement	(Drawing No. B1-0102)
(3) Makers list	(Drawing No. B1-0002)
(4) Midship Section	(Drawing No. H1-1101)

Attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the “Specifications”), making an integral part hereof.

2.     CLASS AND RULES

The VESSEL including its machinery, equipment and out fittings, shall be constructed in accordance with and shall comply with the rules and regulations of and under the supervision of American Bureau of Shipping (ABS) (hereinafter called the “Classification Society”) and distinguished in record by the symbols: +A1 OIL CARRIER (E) ESP, FP.<60°C, +ACC, +AMS.

The requirements of the authorities and other regulatory bodies as fully described in the Specifications including that of the Classification Society are to include any rules or circulars thereof which have been issued and become effective by the date of signing this Contract.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the “Classification Surveyor”) to the BUILDER's Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to classification and to compliance with all the rules, regulations and requirements of this Contract and as described in the Specifications issued and become effective up to the date of signing this Contract as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL and the VESSEL itself shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society and regulatory bodies, which rules and regulations as described in detail in pages 14, 15 and 16 of the Specifications are all accepted by the SELLER.

Decisions of the Classification Society as to compliance or non-compliance with Classification rules and regulations shall be final and binding upon the parties hereto.

3.     PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a)	Hull
	Length overall	abt.	90.00m
	Length between perpendiculars	abt.	85.00m
	Breadth, moulded	abt.	15.60m
	Depth, moulded	abt.	7.80m
	Designed Summer Draught,	abt.	5.50m
	Scantling Draught	abt.	6.00m

(b)	Propelling Machinery
The VESSEL shall be equipped, in accordance with the Specifications, with one (1) set of DAIHATSU CHINESE LICENSE 8DKM-28 (2500Kw, 750rpm) Main Engine.

4.     GUARANTEED SPEED

The SELLER guarantees that the trial speed at the designed draft of 5.5m for fully load condition at CSR (90% MCR) of main engine with 15% sea margin, is to be not less than 12.5 nautical miles per hour.

The speed shall be corrected for wind speed and shallow water effect. The correction method of the speed shall be as specified in the Specifications.

5.     GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 3500 metric tons at the summer design draught moulded of 5.50 meters in sea water of 1.025 specific gravity.

The term, “Deadweight”, as used in this Contract, shall be as defined in the Specifications.

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the BUYER’S supervisor(s) or the party authorized by the BUYER and the Classification Society Surveyor.

Should there be any dispute between the BUILDER and the BUYER in such calculations and/or measurements, the decision of the Classification Society agreed by both parties shall be final.

6.     SUBCONTRACTING

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, any subcontracting of main hull structure or superstructures shall require the prior written approval of the BUYER and the Classification Society before work commences. However delivery and final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER’s Shipyard. The SELLER shall always fully remain responsible for such subcontracted work. The SELLER shall remain responsible for compliance with the obligations of this Contract as if there had been no sub-contracting.

In its contracts with its subcontractors and suppliers, the SELLER shall always ensure reasonable time margins so as to avoid delays in the progress of the construction of the VESSEL. Hull blocks to be excluded from subcontracting.

7.     REGISTRATION

The VESSEL shall be registered by the BUYER at its own cost and expenses under the laws of Panama (or equivalent convenient) the time of delivery and acceptance thereof flying Panamanian (or equivalent convenient) flag. The cost and expenses and other relative cost involving applying and inspection for statutory surveys will be borne by the Buyer.

The SELLER warrants that the VESSEL shall upon delivery in construction and performance aspect be acceptable for registration under the laws of Panama in force at the time of signing the Contract.

ARTICLE 2 - CONTRACT PRICE & TERMS OF PAYMENT

1.     CONTRACT PRICE

The agreed purchase price of the VESSEL is United States Dollars 6,200,000.00 (in words: United States Dollars six million two hundred thousand Only), (hereinafter called the “Contract Price”) net receivable by the SELLER, which is exclusive of the cost for the BUYER’s Supplies as provided in Article 5 hereof. Therefore the Contract Price is a fixed price and shall not be subject to any upward or downward adjustment except only in accordance with the provisions of Articles 3, 5 and 6 of this contract.

2.     CURRENCY

Any and all payments by the BUYER to the SELLER under this Contract shall be made in United States Dollars.

3.     TERMS OF PAYMENT

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a)   1st Instalment

The sum of United States Dollars 310,000.00 (United States Dollars three hundred ten thousand only), shall become due and payable and be paid by the BUYER within five (5) New York banking days after this Contract has been signed and the Refund Guarantee referred to in paragraph 7 of this Article has been issued and delivered to the BUYER.

The sum of United States Dollars 310,000.00 (United States Dollars three hundred ten thousand only), shall become due and payable and be paid by the BUYER within five (5) New York banking days after the sixth month of this Contract has been come into force.

(b)   2nd Installment:

The sum of United States Dollars 930,000.00 (United States Dollars nine hundred thirty thousand only), shall become due and payable and shall become due and payable and shall be paid within five (5) New York banking days after the cutting of the first steel plate of the VESSEL in the SELLER’s workshop has occurred accompanied by a copy of the written confirmation issued by the Classification Society to the effect that the cutting of the first steel plate has been carried out.

The SELLER shall give a telex, telefax or letter notice to the BUYER stating that the 1st steel plate has been cut in its workshop and demand for payment of this instalment.

(c)   3rd Installment:

The sum of United States Dollars 930,000.00 (United States Dollars nine hundred thirty thousand only), shall become due and payable and shall be paid within five (5) New York banking days after keel-laying of the first section of the VESSEL. The keel-laying shall be notified by the SELLER with a telex, telefax or letter notice to the BUYER stating that the said keel-laying has been carried out accompanied by a copy of the written confirmation issued by Classification Society to the effect that the keel-laying has been carried out. The SELLER shall send to the BUYER a telex or telefax demand for payment of this instalment.

(d)   4th Installment:

The sum of United States Dollars 930,00.000 (United States Dollars nine hundred thirty thousand only), shall become due and payable and shall be paid within five (5) New York banking days after successful launching of the VESSEL.  The launching of the VESSEL shall be notified by the SELLER with a telex, telefax or letter notice to the BUYER stating that the launching of the VESSEL has been successfully carried out. The SELLER shall send to the BUYER a telex or telefax demand for payment of this instalment.

(e)   5th Installment (payment upon Delivery to and Acceptance by the BUYER of the VESSEL):

The sum of United States Dollars 2,790,000.00 (United States Dollars two million seven hundred ninety thousand Only), plus any increase or minus any decrease due to the modifications of the Specification and/or the adjustments of the Contract Price hereunder in accordance with the provisions of the relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with delivery to and acceptance by the BUYER of the VESSEL and upon the signing of the Protocol of Delivery and Acceptance by both parties. The SELLER shall send to the BUYER a telex or telefax demand for this instalment ten (10) days prior to the scheduled date of delivery of the VESSEL.

4.     METHOD OF PAYMENT

(a)   1st Instalment

The BUYER shall remit the amount of this instalment in accordance with Article 2, Paragraph 3 (a) by telegraphic transfer to xxxxxxxxxxx Bank, xxxxx Branch, the People’s Republic of China as receiving bank nominated by the SELLER, for credit to the account of xxxxxxxxxxxxxxxxxx, Account No xxxxxxxxxxxxxx with direct SWIFT advice from the remitting bank to xxxxxxxxxxxxxxx Bank, xxxx Branch.

(b)   2nd Instalment

The BUYER shall remit the amount of this instalment in accordance with Article 2, Paragraph 3(b) by telegraphic transfer to xxxxxxxx Bank, xxxx Branch, the People's Republic of China as receiving bank nominated by the SELLER, for credit to the account of xxxxxxxxxxxxxxxxxxxx, Account No xxxxxxxxxxxx with direct SWIFT advice from the remitting bank to xxxxxxx Bank, xxxx Branch.

(c)   3rd Instalment

The BUYER shall remit the amount of this instalment in accordance with Article 2, Paragraph 3(c) by telegraphic transfer to xxxxxxxx Bank, xxxx Branch, the People’s Republic of China as receiving bank nominated by the SELLER, for credit to the account of xxxxxxxxxxxxxxxxxxx, Account No xxxxxxxxxx with direct SWIFT advice from the remitting bank to xxxxxxx Bank, xxxx Branch.

(d)   4th Instalment

The BUYER shall remit the amount of this instalment in accordance with Article 2, Paragraph 3(d) by telegraphic transfer to xxxxxxxx Bank, xxxx Branch, the People’s Republic of China as receiving bank nominated by the SELLER, for credit to the account of xxxxxxxxxxxxxxxxxxx, Account No xxxxxxxxxx with direct SWIFT advice from the remitting bank to xxxxxxx Bank, xxxx Branch.

(e)   5th Instalment (Payable upon delivery of the VESSEL)

The BUYER shall, at least for (5) working days prior to the scheduled date of delivery of the VESSEL, remit to xxxxx Bank, xxxxx Branch, the People’s Republic of China for credit to a suspense account in the name of the BUYER or, at the option of the BUYER, in the name of the bank which shall finance the payment by the BUYER of the fifth instalment with xxxxx Bank, xxxx Branch, the People’s Republic of China the amount of the fifth instalment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall only be released to the SELLER against presentation by the SELLER to the said xxxxx Bank, xxxxx Branch, the People’s Republic of China, of one of the originals of the Protocol of Delivery and Acceptance signed by the BUYER’S authorised representative and the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected on or before the expiry of a period of 20 days commencing from the date on which the fifth instalment is transferred to the xxxxx Bank, xxxxx Branch, the People’s Republic of China in accordance with this paragraph 4(e) of Article 2, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry of such 20 days period. If, following the withdrawal by the BUYER of the fifth instalment of the Contract Price in accordance with this paragraph 4(e) of Article 2, a new scheduled delivery date is notified to the BUYER by the SELLER pursuant to, and in accordance with, this Contract, the BUYER shall remit the fifth instalment in accordance with the terms and conditions set out above.

(f)    Each of the second, third and fourth instalments of the Contract Price shall be due and payable on the date falling five (5) banking days after receipt by the BUYER of:

(i)            the originals of the invoices referred to in paragraph (g) below which shall be accompanied by stage certificates issued by the Classification Society, and

(ii)           An original Letter of Refund Guarantee in respect of the relevant instalment of the Contract price in the form attached to this Contract as Exhibit “B”.

The SELLER shall be entitled, in respect of amounts due on fixed dates, to present invoices in advance of the due date for payment on the due date.

(g)   Upon completion of each event entitling the SELLER to an instalment of the Contract Price pursuant to paragraph 3 above, the SELLER shall send by telefax to the BUYER on or after the relevant date, an invoice specifying the amount of the instalment then due and shall send originals of such invoice in duplicate by air courier to the BUYER. The BUYER shall be deemed to have received such invoices five (5) banking days after delivery to the air courier.

5.     PREPAYMENT

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6.     SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

The BUYER shall, upon effectiveness of this Contract, deliver to the SELLER a Performance Guarantee in the form annexed hereto as Exhibit “A” in favour of the SELLER issued by AEGEAN SHIPPING MANAGEMENT S.A. (hereinafter called the “Guarantor”). This guarantee shall secure all the Buyer’s obligations under the Contract.

7.     REFUNDS

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event the VESSEL is rejected by the BUYER after the sea trials or this Contract is rescinded or cancelled by the BUYER in accordance with the specific terms of this Contract permitting such rescission or cancellation, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the SELLER under this Contract, together with interest thereon (at the applicable rate specified in this Contract) from the respective dates such sums were received by the SELLER to the date of remittance by telegraphic transfer of such refund to the BUYER.

As security to the BUYER, the SELLER shall deliver to the BUYER, on or before receipt by the SELLER of each installment of the Contract Price, an original Refund Guarantee securing the repayment of the relevant installment of the Contract Price to be issued by EXIM BANK, Shanghai Branch the People’s Republic of China in respect of the relevant installment of the Contract Price in the form annexed hereto as Exhibit “B”.

ARTICLE 3 - ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty.

1.               DELIVERY

(a)          No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date (as defined in Article 7 hereof and all references hereafter in this Contract to the “Delivery Date” shall be construed as references to that term as defined in Article 7 hereof) ending as of twelve o’clock midnight of the thirtieth (30th) day of delay.

(b)         If the delivery of the VESSEL is delayed more than thirty (30) days after the Delivery Date, then, in such event:

(i)                                     beginning at twelve o’clock midnight of the thirty- first (31st) to twelve o’clock midnight of the sixtieth (60th) day after the Delivery Date, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars one thousand only (USD 1000.00 ) per day;

(ii)                                  beginning at twelve o’clock midnight of the sixty-first (61st) to twelve o’clock midnight of the one hundred and one hundred-twenty (120th) day after the Delivery Date, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars one thousand three hundred only (USD 1300.00) per day,

(iii)                               beginning at twelve o’clock midnight of the one hundred -twenty-first (121st) to twelve o’clock midnight of the one hundred and one hundred-eighty (180th) day after the Delivery Date, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars one thousand seven hundred fifty only (USD 1,750.00) per day.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the fifth instalment of the Contract Price and in any event (including the event that the BUYER consents to take delivery of the VESSEL after the expiration of the one hundred and eighty (180) day period of delay as described in Paragraph l(c) of this Article) the total reduction in the Contract Price shall not be more than would be the case for a delay of one hundred and fifty (150) days counting from midnight of the thirty-first (31st) day after the Delivery Date at the above specified rates of reduction that is United States Dollars Two Hundred and Thirteen Thousand only (USD 213,000.00).

(c)          If the delay in the delivery of the VESSEL exceeds a period of one hundred and eighty (180) days after the Delivery Date, as defined in Article 7, then in such event, and after such 180 days period has expired, the BUYER may, at any time thereafter at its option, rescind or cancel this Contract in accordance with the provisions of Article 10 of this Contract. The SELLER may at any time after the expiration of the aforementioned one hundred and eighty (180) day period, if the BUYER has not served notice of cancellation or rescission pursuant to Article 10, demand in writing that the BUYER make an election (and in such notice the SELLER shall specify a future delivery date for the VESSEL), in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, either notify the SELLER of its decision to cancel this Contract, or consent to take delivery of the VESSEL at an agreed future date, it being under stood and agreed by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission and cancellation upon the same terms, as hereinabove provided.

(d)         The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in Article 8 hereof.

(e)          If the SELLER notifies the BUYER by telefax that the delivery of the VESSEL shall be made earlier than the Delivery Date and such notification is given not less than one (1) month prior to the newly planned delivery date, a certain amount of bonus shall be given by the BUYER to the SELLER.

Subject to the above and in the event that the delivery shall be made within thirty (30) days earlier than the Delivery Date, the Contract Price shall remain unchanged. In the event that the delivery shall be made more than thirty (30) days earlier than the specified Delivery Date, then a bonus shall be added to the Contract Price at a rate of United States Dollars One Thousand Only (USD 1000.00) per day for each full day earlier than the thirtieth (30th) day to sixtieth (60 th) day prior to the Delivery Date. And if the delivery will be made between Sixty (60) and One Hundred and twenty (120) days prior to the Delivery Date, a bonus shall be added to the Contract Price at a rate of United States Dollars one Thousand Three hundred Only (USD 1,300.00) per day for each full day.

And if the delivery will be made between One Hundred and twenty (120) days and One Hundred and eighty (180) days earlier than the Delivery Date, a bonus shall be added to the Contract price at a rate of United States Dollars One Thousand Seven hundred fifty only (USD 1,750.00) per day for each full day.

The total increase of the Contract Price for the earlier delivery shall be added to the fifth instalment of the Contract Price, but shall not be more in any case than an amount of United States Dollars Two Hundred Thirteen Thousand only (USD 213,000.00).

(f)            In the event that the SELLER is unable to deliver the Vessel on the newly planned delivery date as declared, the VESSEL can, nevertheless, be delivered by the SELLER at a date after such declared newly planned date.

In such circumstances, and for the purpose of determining the liquidated damages to the BUYER (according to the provisions of Paragraph 1 (b) of this Article) and the BUYER’s right to cancel or rescind this Contract (according to the provisions of Paragraph 1 (c) of this Article), the newly planned delivery date declared by the SELLER shall not be in any way be treated or be taken as having substituted the original Delivery Date as defined in Article 7. The BUYER’s aforesaid right for liquidated damages and to cancel or rescind this Contract shall be accrued, operated or exercised only to the extent as described in Paragraph 1 (a), 1 (b) and/or 1 (c) of Article 3. In whatever circumstances, the Delivery Date as defined in Article 7 (not the newly planned delivery date as declared by the SELLER) shall be used to regulate, as so described in Paragraph 1 (a), 1 (b) and/or 1 (c) of Article 3, the BUYER’s right for liquidated damages and to rescind this Contract and the SELLER’s liability to pay the aforesaid liquidated damages resulting from the delay in delivery of the VESSEL.

2.               INSUFFICIENT SPEED

(a)          The Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as described in detail in the Specifications and as determined by the Trial Run according to the Specifications) being equal to or less than three-tenths (3/10) of one knot below the guaranteed speed as specified in Paragraph 4 of Article 1 of this Contract.

(b)         However, commencing with and including a deficiency of more than three-tenths (3/10) of one knot in actual speed (as determined by the Trial Run according to the Specifications) below the guaranteed speed as specified in Paragraph 4 of Article 1 of this Contract, the Contract Price shall be reduced as follows:

In case of deficiency

Above 0.30 but below or at 0.40 knot	USD 5,000 (Total)
Above 0.40 but below or at 0.50 knot	USD 10,000 (Total)
Above 0.50 but below or at 0.60 knot	USD 15,000 (Total)
Above 0.60 but below or at 0.70 knot	USD 20,000 (Total)
Above 0.70 but below or at 0.80 knot	USD 25,000 (Total)
Above 0.80 but below or at 0.90 knot	USD 40,000 (Total)

(c)          If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run, is more than nine tenths (9/10) of one knot below the guaranteed speed of 12.5 knots, then the BUYER may at its option reject the VESSEL and rescind this Contract in accordance with provisions of Article 10 of this Contract, or may accept the VESSEL at a reduction in the Contract Price as above provided for nine tenths (9/10) of one knot, that is United States Dollars forty thousand only (USD 40,000) being the maximum.

3.               DEADWEIGHT

(a)          In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is Fifty (50) metric tons or less below the guaranteed deadweight of 3500 metric tons at assigned design summer draught 5.50m.

(b)         However, the Contract Price shall be decreased by the sum of United States Dollars Five Hundred only (USD 500.00) for each metric ton of such deficiency in excess of a deficiency of Fifty (50) metric tons.

(c)          In the event that there should be a deficiency in the VESSEL’s actual deadweight which exceeds two hundred (200) metric tons below the guaranteed deadweight, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article 10 of this Contract, or may accept the VESSEL with reduction in the Contract Price in the maximum amount of United States Dollars Seventy Five thousand only (USD 75,000.00).

The total reduction in the Contract Price as the result of the operation of the provisions of this paragraph 4 of Article 3 shall be applied in reducing the fifth instalment of the Contract Price.

4.               EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds this Contract pursuant to any provision under this Article, the BUYER, save its rights and remedy set out in Article 10 hereof, shall not be entitled to any liquidated damage but shall be entitled to a refund of payments made prior to delivery and interest thereon.

ARTICLE 4 - APPROVAL OF PLANS AND DRAWINGS - SUPERVISION AND INSPECTION

1.               APPOINTMENT OF THE BUYER’S SUPERVISOR

The BUYER shall send in good time to and maintain at the BUILDER’s Shipyard, at the BUYER’s own cost and expense, one or more representative(s) who shall be duly accredited in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the “Supervisor”) to attend, inspect supervise and survey the construction of the VESSEL, her engines and accessories.

The SELLER shall make all necessary arrangements to assist BUYER’s Supervisor to obtain all necessary visas, permits, license, work permits etc. so as to enable him/them to attend the Construction of the VESSEL in good time.

The SELLER hereby undertakes to assist in order to get the necessary visa for the Supervisor to enter China will be issued upon demand and without delay provided that the Supervisor meets with the rules, regulations and laws of the People’s Republic of China. The BUYER undertakes to give the SELLER adequate notice for the application of visa.

2.               APPROVAL OF PLANS AND DRAWINGS

The parties hereto shall, within thirty (30) days after signing of this Contract, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER for approval (hereinbelow called “the LIST”), Before arrival of the Supervisor at the BUILDER’s Shipyard, the plans and drawings specified in the LIST shall be sent to the BUYER, and the BUYER shall, within ten (10) days after receipt thereof (excluding mailing time), return such plans and drawings submitted by the SELLER with approval or remarks, if any.

Concurrently with the arrival of the Supervisor at the BUILDER’s Shipyard, the BUYER shall notify the BUILDER in writing, stating the authority which the said Supervisor shall have and stating whether the Supervisor can, on behalf of the BUYER, approve or disapprove, as the case may be, those plans and drawings specified in the LIST which have not yet been sent to the BUYER. Should the Supervisor be so authorised by the BUYER, the Supervisor shall, within ten (10) days after receipt thereof, return those plans and drawings with approval or remarks, if any.

Unless notification is given to the BUILDER by the Supervisor or the BUYER of approval or disapproval of any plans and drawings within the above-designated period of time for each case, the said plans and drawings shall be deemed to have been automatically approved.

The plans and drawings approved by the BUYER or the Supervisor shall be final, and any alteration thereof shall be regarded as modification specified in Article 5 of this Contract.

3.               SUPERVISION AND INSPECTION BY THE SUPERVISOR

The Supervisor shall have, at all times until delivery of the VESSEL, the right to attend tests according to the mutually agreed test list and inspect the VESSEL, her engines, accessories and materials at the BUILDER’s Shipyard, the premises of its subcontractors or any other place where work is done or materials stored in connection with the VESSEL. In the event that the Supervisor discovers any construction or material or workmanship which does not or will not conform to the requirements of this Contract and the Specifications, the Supervisor shall promptly give the BUILDER a notice in writing as to such nonconformity, upon receipt of which the BUILDER shall correct such nonconformity if the BUILDER agrees with the BUYER. However the BUYER undertakes and assures the SELLER that the Supervisor shall carry out his inspections in accordance with the agreed inspection procedure and schedule and usual shipbuilding practice and in a way as to minimize any increase in building costs and delays in the construction of the VESSEL.

The BUILDER agrees to furnish free of charge the Supervisor with office space, and other reasonable facilities according to BUILDER’s practice at, or in the immediate vicinity of the BUILDER’s Shipyard as may be necessary to enable the Supervisor to effectively carry out his duties. All international communication charges (such as telephone and telefax charges) shall be borne by the BUYER. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor shall be given free and ready access to the VESSEL, her engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work, or storing materials in connection with the VESSEL’s construction. The travel expenses for the said access to SELLER’s subcontractors outside of Fuzhou city shall be at BUYER’s account, The transportation within Fuzhou city shall be provided to the Supervisor by the SELLER.

4.               LIABILITY OF THE SELLER

The Supervisor engaged by the BUYER under this Contract shall at all times be deemed to be in the employment of the BUYER. The SELLER shall be no liability whatsoever to the BUYER, or to the Supervisor or the BUYER’s employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by the negligence or wilful misconduct of the SELLER, or of any of the SELLER’s employees or agents or subcontractors of the SELLER. Nor shall the SELLER have any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor, or of the BUYER’s employees or agents, unless such damage, loss or destruction is caused by the negligence or wilful misconduct of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

5.               SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER’s account.

6.               REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any of the Supervisors who is proved to be unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction together with reasons. The BUYER shall investigate the situation by sending its representative to the Builder’s yard, if necessary, and if the BUYER considers that such SELLER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

7.               The supervisors or employees will be informed by the BUYER to follow the Laws of P.R. of China when they work in China.

ARTICLE 5 - MODIFICATION, CHANGES AND EXTRAS

1.               HOW EFFECTED

The Specifications and Plans in accordance with which the VESSEL shall be constructed, may be modified and/or changed at any time hereafter by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the SELLER’s reasonable judgement, adversely affect the BUILDER’s other commitments and provided further that the BUYER shall consent, if necessary, to affair and reasonable adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this Contract, and/or the Specifications occasioned by such modification and/or changes, if any, as hereinafter provided. Subject to the above, the SELLER hereby agrees to exert its best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest practicable time. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the date of delivery, the provision to the SELLER of any additional securities necessary to the SELLER, or any other alterations in this Contract, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of letter, or telefaxes signed in each case by an authorised representative of the relevant party, manifesting such agreement. The letters as well as telefaxes exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment to the Specifications under which the VESSEL shall be built, and such letters and telefaxes shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall without delay alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If due to whatever reasons, the parties hereto shall fail to agree on the adjustment of the Contract Price or extension of time of delivery or the provision of additional security to the SELLER or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER’s request for any modification and/or changes.

2.               CHANGES IN RULES OF CLASSIFICATION SOCIETY, REGULATIONS, ETC.

(1)          If, after the date of signing this Contract, any requirements as to classification or as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or any regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of information thereof, shall transmit such information in full to each other in writing, whereupon within twenty-one (21) days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes, if any, to be made in the VESSEL which the BUYER, in its sole discretion, shall decide. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree:

(a)          As to any fair increase or decrease in the Contract Price of the VESSEL that is fairly and reasonably occasioned by the cost for such compliance; and/or

(b)         As to any extension in the time of delivery of the VESSEL that is necessary due to such compliance; and/or

(c)          As to any increase or decrease in the guaranteed deadweight and/or speed of the VESSEL, if such compliance results in increased or reduced deadweight and/or speed; and/or

(d)         As to any other alterations in the terms of this Contract or of the Specifications or both, if such compliance makes such alterations of the terms necessary; and/or

(e)          If the Contract Price is to be increased, then, in addition or as an alternative to any of the provisions above, as to the provision of additional security by the BUYER to the SELLER if deemed necessary by the SELLER.

Agreement as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications and/or changes of the Specifications, and/or Plans.

(2)          If, due to whatever reasons, the parties shall fail to agree on the adjustment of the Contract Price or extension of the time for delivery or increase or decrease of the guaranteed speed and deadweight or the provision of additional security to the SELLER or any alteration of the terms of this Contract, if any, then the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and the Specifications without making any such alterations or changes.

3.               SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to maintain the Delivery Date of the VESSEL, the SELLER may, provided that the BUYER shall so agree first in writing, supply other materials and/or equipment of the same standard and quality in accordance with the requirements of the Classification Society and of the rules, regulations and with which the construction of the VESSEL must comply in accordance with the terms of this Contract and the Specifications.

4.               BUYER’S SUPPLIED ITEMS

The BUYER shall deliver to the SELLER at its shipyard the items as specified in the Specifications which the BUYER shall supply on its account by the time mutually agreed by the SELLER and the BUYER.

Should the BUYER fail to deliver to the BUILDER such items within the time, agreed, the delivery of the VESSEL shall automatically be extended for a period of such delay, provided always that such delay in delivery of the BUYER’s supplied items shall actually have affected the delivery of the VESSEL.  In such event, the BUYER shall pay to the SELLER all losses and damages sustained by the SELLER due to such delay in the delivery of the BUYER’s supplied items and such payment shall be made upon delivery of the VESSEL, but only provided that the construction program is actually affected.

Furthermore, if the delay in delivery of the BUYER’s supplied items should exceed twenty (20) days, the SELLER shall be entitled to proceed with the construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

The SELLER shall be responsible for safely storing and handling of the BUYER’s supplies as specified in the Specifications after delivery to the BUILDER and shall install and secure them on board the VESSEL at the SELLER’s expenses.

Upon arrival of such shipment of the Buyer’s supplied items, both parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the SELLER shall be entitled to refuse to accept the BUYER’s supplied items.

ARTICLE 6 - TRIALS

1.               NOTICE

The Sea Trials will start when the VESSEL is completed according to the relevant provisions of the Specifications.

The BUYER and the Supervisor shall receive from the SELLER at least thirty (30) days notice in advance and seven (7) days definite notice in advance in writing or by telefax, of the time and place of the VESSEL’s sea trial as described in the Specifications (hereinafter referred to as “the Trial Run”) and the BUYER and the Supervisor shall promptly acknowledge receipt of such notice. The BUYER’s representatives and/or the Supervisor shall be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. The BUYER’S officers and crew may also attend onboard the VESSEL to witness the Sea Trials. Failure of the BUYER’s representatives to be present at the Trial Run of the VESSEL, after due notice to the BUYER and the Supervisor as provided above, shall have the effect to extend the date for delivery of the VESSEL by the period of delay caused by such failure to be present. However, if the Trial Run is delayed more than seven (7) days by reason of the failure of the BUYER’s representatives to be present after receipt of due notice as provided above, then in such event, the BUYER shall be deemed to have waived its right to have its representatives on board the VESSEL during the Trial Run, and the SELLER may conduct such Trial Run without the BUYER’s representatives being present but with the Classification Society Surveyor(s) always in attendance, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly signed by the SELLER and the Classification Society certifying that the VESSEL, after Trial Run, subject to completion of minor alterations and corrections as provided in this Article, if any, is found to conform to the Contract and Specifications and is satisfactory in all respects.

The SELLER hereby undertakes to assist the buyer to get the necessary visas and permits for the BUYER’s representatives to enter China will be issued in order to enable them attend the Trial Run, on demand and without delay.

In the event of unfavourable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavourable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent in writing, or by telefax of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions.

In the event that the Trial Run is postponed because of unfavourable weather conditions, such delay shall be regarded as a permissible delay, as specified in Article 8 hereof.

2.               HOW CONDUCTED

(a)          All expenses in connection with Trial Run of the VESSEL or any re-Trial or re-Trials are to be for the account of the SELLER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, is to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications and shall prove fulfilment of the performance required for the Trial Run as set forth in the Specifications.

The course of Trial Run shall be determined by the BUILDER and shall be conducted within the trial water equipped with speed measuring facilities.

(b)         The SELLER shall provide the VESSEL with the required quantities of water and fuel oil lubrication oil, hydraulic oil greases and other stores necessary for the conduct of the Trial Run or Trial Runs which shall be supplied by the SELLER, as prescribed in the Specifications. The fuel oil lubricating oil, hydraulic oil and greases supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or Trial Runs shall be for the account of the SELLER.

3.               TRIAL LOAD DRAFT

In addition to the supplies provided by the SELLER in accordance with sub-paragraph (b) of the preceding Paragraph 2 hereof, the SELLER shall provide the VESSEL with the required quantity of fresh water and other stores necessary for the conduct of the Trial Run. The necessary ballast (fresh water, sea water or any other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications shall be for the SELLER’s account.

4.               METHOD OF ACCEPTANCE OR REJECTION OF TRIAL RUN RESULT

(a)          Upon notification of the SELLER of the completion of the Trial Run of the VESSEL, the BUYER or the BUYER’s Supervisor shall within ten (10) days thereafter, notify the BUILDER in writing or by telefax of its acceptance of the VESSEL TRIAL RUN RESULT or of its rejection of the VESSEL TRIAL RUN RESULT together with the reasons therefor.

(b)         However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this Contract and/or the Specifications, then the SELLER and the BUYER shall investigate with the BUYER’s Supervisor the cause of failure and the proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or re-Trial Run or Runs as may be necessary without extra cost to the BUYER, and upon notification by the SELLER of completion of such alterations or corrections and/or re-trial or re-trials, the BUYER shall, within ten (10) days thereafter, notify the SELLER in writing or by telefax of its acceptance or rejection of the TRIAL RUN RESULT together with the reason therefor on the basis of the alterations and corrections and/or re-trial or re-trials by the SELLER.

(c)          In the event that the BUYER fails to notify the SELLER in writing or by telefax of its acceptance or rejection of the VESSEL TRIAL RUN RESULT together with the reason therefor within the ten (10) day period provided for in sub-paragraphs (a) and (b) above, the BUYER shall be deemed to have accepted the VESSEL TRIAL RUN RESULT.

(d)         Any dispute arising among the parties hereto as to the result of any Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to Arbitration as provided in Article 13, of this Contract.

(e)          Nothing herein shall preclude the BUYER from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid and the SELLER shall be obliged to comply with and/or remove such qualifications and/or remarks at the time before effecting delivery of the VESSEL to the BUYER under this Contract.

5.               DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other unbroached consumable stores furnished by the SELLER for the Trial Run or Trial Runs remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the purchasing price at the port of delivery thereof, and payment by the BUYER shall be effected as provided in paragraphs 3 (e) and 4 (e) of Article 2 of this Contract.

6                  EFFECT OF ACCEPTANCE

The BUYER’s acceptance of the VESSEL in writing or by telefax notification sent to the SELLER, in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedures and requirements for delivery as hereinafter set forth.

ARTICLE 7 - DELIVERY

1.     TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at the BUILDER’s Shipyard, in accordance with the Specifications, and with all Classification and Statutory Certificates and all other applicable terms and conditions of this Contract and after completion of Trial Run (or, as the case may be, re-Trial or re-Trials) and acceptance by the BUYER in accordance with the provisions of Article 6 hereof            after Contract effectiveness (if the Contract will be effected in the day           , the vessel will be delivered in the day           , provided that in the event of delays in the construction of the VESSEL due to causes which, under the terms of the Contract, permit the postponement of the date of delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended or agreed to be extended pursuant to the terms of this Contract is hereinafter called the “Delivery Date”.

2.     WHEN AND HOW EFFECTED

After the VESSEL is accepted following the sea trials and once the VESSEL is ready for delivery, the SELLER shall give the BUYER three (3) business days definite notice of the anticipated delivery date by letter, telefax or telex to the BUYER.

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this Contract, and the VESSEL is ready for delivery, the delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto, one to the other, of the Protocol of Delivery and Acceptance, duly signed by the parties, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER.

3.     DOCUMENTS TO BE DELIVERED TO THE BUYER

Concurrently with the delivery and acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following duly authenticated documents, which shall accompany the Protocol of Delivery and Acceptance (which shall be prepared in three originals and executed by each of the parties hereto):

(a)   PROTOCOL OF TRIALS of the VESSEL made by the BUILDER pursuant to the Specifications.

(b)   PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare parts and the like, all as specified in the Specifications, made by the BUILDER.

(c)   PROTOCOL OF STORES OF CONSUMABLE NATURE made by the BUILDER referred to under Paragraph 5 of Article 6 hereof.

(d)   FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications, made by the BUILDER.

(e)   PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, as per the Specification made by the BUILDER.

(f)    ALL CLASSIFICATION AND OTHER CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications so as to enable the BUYER to immediately register the VESSEL.

It is agreed that if through no fault on the part of the SELLER the full terms Classification certificate and/or any other certificates referred to in this sub-paragraph (f) cannot be issued at the time of delivery of the VESSEL, then provisional certificates as issued by the Classification Society or any third party shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the full term forma (certificates as promptly as possible (but in any event before the expiry of the provisional certificates).

(g)   the BUILDER’S CERTIFICATE issued by the SELLER in three (3) originals, each duly notarised and apostilled.

(h)   DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances whatsoever upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes levies, dues or charges imposed by the relevant authorities of the province or country of the port of delivery, as well as of all liabilities of the SELLER to its sub-contractors, employees and crews and/or of all liabilities arising from the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to delivery and any other liabilities, debits or obligations whatsoever ensuing from any cause or reason whatsoever.

(i)    COMMERCIAL INVOICE made by the SELLER.

(j)    BILL OF SALE made by the SELLER in 3 originals, each duly notarised and apostilled.

4.     TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to the VESSEL, and her equipment, shall remain with the SELLER and be at the entire risk of the SELLER.

5.     REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof by the BUYER and shall remove the VESSEL from the premises of the BUILDER within seven (7) days after delivery and acceptance thereof is effected. Following delivery of the VESSEL, the SELLER shall not charge the BUYER for the costs of mooring the VESSEL at the SELLER’s premises within these seven (7) days. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid seven (7) days, in such event, after the lapse of this seven (7) days period for reasons other than Chinese Authorities’ restrictions or reasons entirely beyond the control of the BUYER the BUYER shall pay to the SELLER United States Dollars Two Thousand only (USD2000) per day as reasonable mooring charge of the VESSEL.

In case of early delivery the BUYER shall have the option to keep the VESSEL at least two (2) weeks at the SELLER’s premises. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid two (2) weeks, in such event, the BUYER shall pay to the SELLER thereafter United States Dollars Two Thousand only (USD2000) per day as reasonable mooring charge of the VESSEL.

6.     TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL within one (1) month after completion thereof according to this Contract and the Specifications without justified reason, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

ARTICLE 8 – DELAYS & EXTENSION OF TIME FOR DELIVERY

1.     CAUSE OF DELAY

If, at any time before the agreed delivery date, either the construction of the VESSEL, or any performance required hereunder as a prerequisite of delivery of the VESSEL is actually prevented or delayed due to any of the following supervening events beyond the SELLER’s reasonable foresight and control, namely, war, blockade, revolution, political upheavals insurrection, mobilization, civil continuos, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, guaranties, prolonged failure of electric current from an outside source, freight embargoes, if any, extremely hot temperature (above 39degrees C in accordance with official data of the national meteorological institute), earthquakes, tidal waves typhoons, hurricanes, storms or other similar causes beyond the reasonable control of the SELLER, or of its subcontractors, as the case may be, which were not existing and known to the SELLER and could not reasonably have been foreseen or prevented by the SELLER at the date of signing of this Contract, or by destruction of the premises of the SELLER or its subcontractors, or of the VESSEL or any part thereof, by fire or flood which could not have been prevented by the SELLER, or due to the Bankruptcy of the equipment suppliers and/or material suppliers, the SELLER having exercised due diligence in selecting the Suppliers and having done their utmost to arrange a substitute, or due to the delay caused by Acts of God in supply of parts essential to the construction of the VESSEL, then, in the event of delay actually due to the happening of any of the aforementioned contingencies, the SELLER shall not be liable for such delay and the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays during which the construction of the VESSEL was actually delayed beyond the reasonable control of the SELLER as a direct result of such event. All the above are subject nevertheless to the BUYER’s right of cancellation under Paragraph 3 of this Article and subject to all relevant provisions of this Contract which authorize and permit extension of the time of delivery of the VESSEL.

It is specifically agreed that for a delay, which is caused by the late delivery to the SELLER of machinery, equipment and supplies to be incorporated in the VESSEL, to be considered as caused by an event described in the previous paragraph, it should be determined that the SELLER when contracting for such machinery, equipment and supplies was expeditious and prudent, that he has exercised due diligence in the performance of any acts required of its part, and that he has exercised due diligence in expediting deliveries under the SELLER’s Purchase Contract or in seeking equivalent convenient substitute performance and in ease of late performance or default of a sub-contractor or supplier, it should be also determined that the SELLER’s choice of the sub-contractor was reasonable and responsible and that the SELLER has exerted all reasonable efforts to expedite performance, avoid default or procure reasonable substitute performance.

It is also specifically agreed that if any of the above events is to occur, the SELLER shall use due diligence and shall as soon as possible take all necessary and reasonable steps in order to avoid and/or reduce and/or prevent and/or mitigate any possible ensuing delay.

The SELLER shall not be entitled to any extension of the Contract Delivery Date and any of the types of delay listed below which may occur, shall be regarded as non-permissible delays:

i.             Any delay resulting from the SELLER’s own breach of contract, or fault, or negligence or that of any of its employees or breach of Contract or fault of its agents, subcontractors or other suppliers.

ii.           Any delay resulting from a cause of delay already in existence at the time of signing of this Contract.

2.     NOTICE OF DELAY.

Within seven (7) days from the date of commencement of any of the above-mentioned causes of delay on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by letter, telefax or telex, of the date on which such delay commenced and describing in all its details the nature of the event which caused the delays.

In the event of the delay continuing for more than fourteen (14) days, further notice, by letter, telex or telefax shall be given to the BUYER every seven (7) days thereafter setting out the same particulars, as aforesaid, until the causes of the delay have ended.

Likewise within seven (7) days after such cause of delay ends, the SELLER shall advise the BUYER by letter, telefax or telex, of the date such cause of delay ended, and also shall specify the maximum period of the time by which in the SELLER’s opinion the date for delivery of the VESSEL should be extended by reason of such cause of delay. Failure of the BUYER to object to the SELLER’s notification of any claim for extension of the Delivery Date within thirty (30) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension.

The SELLER shall also immediately take steps to mitigate the effects of the delay and to accurately determine the period by which the Delivery Date is going to be postponed by reason of the aforementioned events and shall immediately notify the BUYER in writing accordingly.

If the SELLER does not give the aforementioned advice forthwith the SELLER shall lose the right to claim such delay as permissible delay and any right of postponement of delivery date.

3.     RIGHT TO CANCEL FOR EXCESSIVE DELAY.

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article aggregate to One Hundred and Eighty (180) days or more, excluding delays awarded by an arbitration as specifically provided for in Article 13 hereof, and excluding delays which are caused due to default in performance by the BUYER, or due to delays in delivery of the BUYER’s supplied items or due to causes which, under Article 4,5,6,11 and 12 hereof, permit extension or postponement of the time for delivery of the VESSEL, then in such event, the BUYER may in accordance with the provisions set out herein rescind/ cancel this Contract.

The SELLER may, at any time, after the accumulated time of the aforementioned delays justifying cancellation by the BUYER as above, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within fifteen (15) days after such demand is received by the BUYER either notify the SELLER of its intention to cancel, or consent to an extension of the Delivery Date to an agreed future date. If any further delay occurs on account of causes justifying cancellation as specified in this Contract, the BUYER shall have the same right of cancellation upon the same terms as hereinabove provided.

4.     DEFINITION OF PERMISSIBLE DELAY.

Delays on account of such causes as provided for in Paragraph 1 of this Article, but excluding any other extensions of a nature which under the terms of this Contract permits postponement of the Delivery Date, shall be understood to be (and are herein referred to as) permissible delays, and are to be distinguished from non-permissible delays on account of which the Contract Price is subject to adjustment as provided for in Article 3 hereof.

ARTICLE 9 - WARRANTY OF QUALITY

1.     GUARANTEE OF MATERIAL AND WORKMANSHIP

The SELLER, for a period of twelve (12) months following delivery to the BUYER of the VESSEL, guarantees the VESSEL, her hull (including paints and coats, where applicable) engine machinery gear and all parts and equipment thereof that are manufactured or furnished or supplied or installed or applied by the SELLER and/or its sub-contractors under this Contract including material, equipment (however excluding any parts for the Vessel which have been supplied by or on behalf of the BUYER other than if any defects in respect of such parts arise as a result of their incorrect or faulty installation or inadequate storage by the SELLER, the BUILDER and/or any sub-contractors appointed under this Contract) against all defects which are due to faulty design excluding the defects accepted by both of Parties prior to delivery or defective materials or defective construction and/or poor workmanship.

If the guarantees given by suppliers and/or subcontractors have a validity in excess of twelve (12) months, the SELLER will transfer any residual rights in the guarantees given by any supplier and/or subcontractor to the BUYER at the of end of the Guarantee period under this Article 9.

2.     NOTICE OF DEFECTS

The BUYER shall notify the SELLER in writing, or by telefax, as promptly as possible, after discovery of any defect or deviations for which a claim is made under this guarantee. The BUYER’s written notice shall describe the nature and the extent of the defect.  The SELLER shall have no obligation under this guarantee for any defects discovered after the expiry date of the guarantee, unless notice of such defects, is received by the SELLER not later than ten (10) days after such expiry date. Telefaxed advice with brief details explaining the nature of such defect and extent of such defect within thirty (30) days after such expiry date and a statement that a claim is forthcoming will be sufficient compliance with the requirements as to time.

3.     REMEDY OF DEFECTS

The SEELER shall remedy at its expense free of charge to the BUYER any defects, against which the VESSEL or any part of the equipment thereof is guaranteed under this Article by making all necessary repairs and/or replacement. Such repairs and/or replacement will be made by the SELLER.

The Seller will provide another 12 months guarantee for the replaced parts, however the maximum guarantee period will not exceed 18 months after the delivery of the vessel.

However, if it is impractical to make the repair by the SELLER, and if forwarding by the SELLER of replacement parts, and materials cannot be accomplished without impairing or delaying the operation or working of the VESSEL, then, in any such event, the BUYER may subject to the SELLER’s consent in writing, not to be unreasonably withheld, cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER, provided that the BUYER shall first give the SELLER notice in writing by letter, telefax, or telex of the time and place such repairs will be made and, if the VESSEL or her operation or working is not thereby delayed or impaired, the SELLER shall have the right to verify by its own representative(s) or that of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER, by telex, after such examination has been completed, of its acceptance or rejection of the defects as ones that are subject to the guarantee herein provided. In all minor cases, the Guarantee Engineer(s), as hereinafter provide for, will act for and on behalf of the SELLER.

Upon the SELLER’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the SELLER shall pay to the BUYER in freely transferable United States Dollars, whatever actual costs for such repairs or replacements, including forwarding charges, as either agreed or awarded by the arbitration tribunal to the BUYER, same not to exceed the costs of effecting such repairs in a average shipyard in China. Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article 13 hereof.

Any liabilities outstanding at the end of the guarantee period, shall be settled within thirty (30) days after the amounts have been agreed between the parties or in case of disagreement, upon publication of the Arbitration Award.

4.     EXTENT OF THE SELLER’S LIABILITY

The SELLER shall have no obligation and/or liabilities with respect to defects discovered after the expiration of the period of guarantee specified above.

The SELLER shall be liable to the BUYER for defects and damages caused by any of the defects specified in Paragraph 1 of this Article provided that such liability of the SELLER shall be limited to damage occasioned within the guarantee period specified in Paragraph 1 above.

The SELLER shall not be obligated to repair, and/or be liable for, damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear or caused by the defects other than those specified in Paragraph 1 above, nor shall there be any SELLER’s liability hereunder for defects in the VESSEL, or any part of the equipment thereof, caused by fire or accidents or mismanagement, negligence, on the part of the BUYER, its employees or agents including the VESSEL’s officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or subcontractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by persons other than the SELLER and/or their subcontractors and/or their agents and/or their servants.

The SELLER shall have no responsibility or liability for any defects in the VESSEL other than the defects specified in Paragraph 1, against which the guarantee is given by the SELLER under this Article. The SELLER shall not be responsible or liable for any consequential damages, loss of time, loss of profit or earning or demurrage occasioned to the BUYER by reason of the defects specified in Paragraph 1 hereof or due to repairs or other works done to the VESSEL to remedy such defects.

The SELLER shall not be responsible for remedying defects in any part of the VESSEL which may, subsequent to the delivery of the VESSEL, have been replaced or in any way repaired by any other contractor (excluding SELLER’s subcontractors, agents or servants), or for remedying any defects which have developed, or have been aggravated by acts, omissions or neglect on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other circumstances beyond the control of the SELLER.

The Guarantee provided in this Article and the obligations and the liabilities of the SELLER hereunder are exclusive and in lieu of and the BUYER hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by law or otherwise (including without limitation any obligations of the SELLER with respect to fitness, merchantability and consequential damages) or whether or not occasioned by the SELLER’s negligence. This Guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER and the BUYER.

The full benefit of any additional guarantees or warranties given by the SELLERS subcontractors suppliers or manufacturers if any shall, if requested by the BUYER, be duly transferred to the BUYER by the SELLER.

In case of the sale of the VESSEL from the BUYERS to a new OWNER during the above stipulated guarantee period, the SELLER agrees to transfer the remaining guarantee period to the new owner which shall in no circumstances exceed twelve (12) months from the date of delivery of the VESSEL to the BUYER provided that this shall not impose any more obligations and/or liabilities to the SELLER than those contained in the original guarantee as set out herein.

5.     GUARANTEE ENGINEER(S)

The SELLER shall help to arrange one Guarantee Engineer to serve on the VESSEL as the SELLER’s representative(s) for a period of twelve (12) months, at SELLER’s option, from the date of delivery of the VESSEL. The BUYER and its employees shall give such Guarantee Engineer full cooperation in carrying out his duties as the representative(s) of the SELLER onboard the VESSEL. The BUYER shall accord the Guarantee Engineer(s) the treatment comparable to the VESSEL’s Chief Engineer, and shall provide him with accommodations and subsistence at no cost to the SELLER and/or the Guarantee Engineer.

The BUYER may at its option terminate the stay of the Guarantee Engineer before the completion of one (1) year but in no event earlier than three (3) months after delivery of the VESSEL, with SELLER’s prior approval which not to be unreasonably withheld.

The BUYER shall pay to each Guarantee Engineer the sum of United States Dollars two thousand only (USD 2,000.00) per month to cover his/their miscellaneous expenses and the BUYER shall pay expense of repatriation of one person to Fuzhou, the People’s Republic of China by air upon termination of his service, and also shall pay the expense of his communications with the SELLER when made in performance of his duties as the Guarantee Engineer and the expenses, if any, of his medical and hospital care. The BUYER shall indemnify the Guarantee Engineer for personal injuries, including death and damages to, or loss or destruction of property of the Guarantee Engineer, if such death injuries, damages, loss and/or destruction were caused by gross negligence or wilful misconduct of the BUYER, its successor(s) and/or assign(s) or its employees and/or agents.

In case the BUYER considers that the Guarantee Engineer is unsuitable for the job or is uncooperative with the VESSEL’s Chief Engineer, then the BUYER shall notify accordingly the SELLER and the SELLER shall assist to arrange replacement provided that such replacement is approved by the SELLER’s superior organization and the crews certificates and passports of the replacing engineer(s) can be procured. Until the replacement in the way set out in the foregoing, no replacement of the guarantee engineer on aboard should be effected.

Pertaining to the detailed particulars of this paragraph, a detailed Employment Contract will be executed between the parties hereto upon delivery of the VESSEL.

ARTICLE 10 - CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.     NOTICE

All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of rescission and/or cancellation of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER by letter, telefax, or telex and such rescission and/or cancellation shall be effective as of the date the notice thereof is and/or is deemed to be received by the SELLER.

2.     REFUND BY THE SELLER

Upon rescission and/or cancelling of this Contract by the BUYER pursuant to the provisions hereof, the SELLER shall refund in United States Dollars immediately to the BUYER the full amount of all sums paid by the BUYER and received by the SELLER on account of the VESSEL together with interest thereon at the rate of five percent (5%) p.a. on the amounts required to be refunded to the BUYER, computed from the respective dates on which the relevant sums were paid by the BUYER to the SELLER to the date of remittance by transfer of such refund net to the BUYER by the SELLER, unless the SELLER disputes the BUYER’s cancellation and/or rescission by instituting arbitration within fifteen (15) New York banking days in accordance with Article 13. However, in the event of total loss as described in Article 12 of this Contract, then, no interest will be refunded on the amount required herein.

If the BUYER’s cancellation or rescission of this Contract is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from Guarantee Bank under the Refund Guarantee until the arbitration award between the BUYER and the SELLER or, in case of appeal or appeals, the final court order, which shall be in favor of the BUYER, declaring the BUYER’s cancellation and/or rescission justified, is made and delivered to the SELLER by the arbitration tribunal or final competent English Court having jurisdiction on the dispute.

All sums so refunded shall be paid in freely transferable United States Dollars and the SELLER undertakes to obtain any necessary exchange control or fiscal consents or licenses necessary to effect such payment.

For the purpose of this Article, the SELLER shall have delivered to the BUYER, the irrevocable Refund Guarantee specified in Exhibit ‘B’.

Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged

ARTICLE 11 – BUYER’S DEFAULT

1.     DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a)   The BUYER fails to pay the Second or Third or Fourth instalment to the SELLER within five (5) New York banking days after any such instalment become due and payable under the provisions of Article 2 hereof and provided the BUYER shall have received the SELLER’s demand for payment and the respective Refund Guarantee in accordance with Article 2 hereof; or

(b)   The BUYER fails to pay the fifth instalment to the SELLER in accordance with Paragraph 3(e) and 4(e) of Article 2 hereof; or

(c)   The BUYER fails to accept and take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article 7 hereof within seven (7) days from the tendered date and without any justifiable reason thereof under this Contract;

2.     NOTICE OF DEFAULT

If the BUYER is in default of any instalment of the Contract Price, or in performance if its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telex, confirmed in writing, after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telex, confirmed in writing, to the SELLER that such notification has been received. In case the BUYER does not give the aforesaid telex acknowledgment to the SELLER within five (5)New York banking days, it shall be deemed that such notification has been duly received by the BUYER.

3.     INTEREST AND CHARGE

If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) of this Article, the BUYER shall pay interest on such instalment at the rate of five percent (5%) per annum from the due date thereof to the date of payment to the SELLER of the full amount including all aforesaid interest. In case the BUYER shall unjustifiably fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed in default of payment of the fifth instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLER to the date on which payment of the fifth instalment is received by the SELLER.

In any event of default by the BUYER under 1(a) or 1(b) or 1(c) or l(d) or l(e) of this Article, the BUYER shall also pay all charges and expenses incurred by the SELLER in consequence of such default.

4.     DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)   If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1 (c) of this Article, the Delivery Date shall, at the SELLER’s option, be postponed for a period of continuance of such default by the BUYER.

(b)   If any such default as defined in Paragraph 1 of this Article committed by the BUYER continues for a period of fifteen (15) days after receiving the notice provided in Paragraph 2 of this Article, then, the SELLER shall have all following rights and remedies:

(i)            The SELLER may, at its option, cancel or rescind this Contract, by giving notice of such effect to the BUYER by letter or telefax or telex. Upon receipt by the BUYER of such notice of cancellation or rescission, all of the BUYER’s supplies and all its equipment and machinery shall be kept as a security for the SELLER’s claim; and

(ii)           In the event of such cancellation or rescission of this Contract, the SELLER shall also be entitled to retain any instalment or instalments of the Contract Price paid by the BUYER to the SELLER as a security for SELLER’s claim; and

(iii)          In addition to the above and in the event of such rescission or cancellation, the SELLER shall be entitled (but not bound) to exercise and enforce any or all of its rights, powers and remedies under this Contract (including but not limited to the sale of the VESSEL and application of the proceeds thereof pursuant to Paragraph 5 herebelow) and/or under any or all of the securities provided to the SELLER by way of security for the BUYER’s obligations hereunder.

5.     SALE OF THE VESSEL

(a)   In the event of cancellation or rescission of this Contract by the SELLER as above provided, the SELLER shall have full right and power either to complete or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby. In any case the SELLER will use due diligence in obtaining the best possible sale price of the VESSEL, which should not be inferior to the actual market value of the VESSEL at the time of the sale.

In the case of sale of the VESSEL, the SELLER shall give reasonable early written notice by letter, telefax or telex, to the BUYER and the BUYER shall be entitled to bid for the VESSEL at a public auction or to make an offer to buy the VESSEL if it receives notice from the SELLER of its intention to sell it privately.

(b)   In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all unpaid instalments and/or unpaid balance of the Contract Price (less the value of the BUYER’s Supplies) and interest on such instalments at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c)   In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) less the instalments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this Contract.

(d)   In either of the above events or rescission of this Contract, if the proceeds of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excess to the BUYER without interest, provided, however that the amount of such payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER’s supplies, if any.

(e)   If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

ARTICLE 12 – INSURANCE

1.               EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section or block of the VESSEL until the VESSEL is completed, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered by SELLER for the VESSEL or built into, or installed in or upon the VESSEL, fully insured with first class Chinese insurance company for SELLER’s/BUILDER’s risk (Institute Clauses for Builder’s Risks).

The insurance coverage shall be carried up to the date of delivery of the VESSEL, and shall be in an amount at least equal to the aggregate amount of all payments made by the BUYER to the SELLER plus the value of the BUYER’s supplies in the custody of the SELLER. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2.               APPLICATION OF RECOVERED AMOUNT.

(a)   Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage to the full and complete satisfaction of the Classification Society, of the regulatory bodies and other institutions or authorities as described in the Specifications without additional expenses to the BUYER and without any notations, recommendations or remarks whatsoever and the BUYER shall accept the VESSEL under this Contract if fully repaired and completed in accordance with this Contract and Specifications.

(b)   Total Loss :

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either :

(i)                                     By the mutual agreement between the parties hereto, proceed in accordance with terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL’s damages and/or reinstallation of BUYER’s supplies without additional expenses to the BUYER, provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary or the completion of such reconstruction and/or repair ; or

(ii)                                  If due to whatever reasons the parties fail to agree on the above, then refund immediately to the BUYER the amount of all installments paid to the SELLER under this Contract without interests plus the value of the BUYER’s supplies (if totally lost) whereupon this Contract shall be deemed to be rescinded, cancelled and automatically terminated, all rights, duties, liabilities and other obligations of each of the parties to the other shall terminate forthwith, and the SELLER shall forthwith redeliver to the BUYER any of the BUYER’s supplies which shall not have become a total loss.

Within thirty (30) days after receiving notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER in writing by letter or telefax, or by telex of its agreement or disagreement under this sub-paragraph. In the event that BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This Contract shall be deemed as rescinded and cancelled and the BUYER shall receive the refund as hereinabove provided and the provisions hereof shall apply.

3.               TERMINATION OF THE SELLER’S OBLIGATION TO INSURE.

The SELLER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

ARTICLE 13 – DISPUTES AND ARBITRATION

1.               PROCEEDINGS

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties them selves forthwith, such dispute shall be resolved by arbitration in London in accordance with the Laws of England and the LMAA procedure current at the time. Either party may demand arbitration of any such disputes by giving written notice by letter, telefax or telex to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state briefly the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall have the power, in case of disagreement to appoint an Umpire. The Arbitrators and the Umpire shall be members of the London Marine Arbitrators’ Association (“LMAA”).

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the Umpire within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the High Court of Justice in London, or to the President, for the time being, of the LMAA. The Arbitration Award issued by the sole Arbitrator or by the two Arbitrators, or by the Umpire as the case may be, shall be final, conclusive and binding upon both parties hereto unless appealed by either party in accordance with the English Laws.

The arbitration will be conducted in London, in accordance with and subject to the provisions of the Arbitration Act 1996, or any statutory modifications or re-enactment thereof, for the time being in force, and in accordance with English law currently in force.

2.               ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred (by mutual agreement of the parties hereto) to the Classification Society, in such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

3.               NOTICE OF AWARD

Notice of any award being issued shall immediately by given in writing or by telex confirmed in writing to the SELLER and the BUYER.

4.               EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5.               AWARD OF ARBITRATION – ENTRY INTO COURT

In case of failure by either party to honour the Arbitration Award(s) promptly, a judgment may be entered in any proper court having jurisdiction thereof.

6.               ALTERATION OF DELIVERY TIME

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the BUYER shall not be entitled to extend the Delivery Date as defined in Article 7 hereof. The Arbitration Tribunal however, shall be empowered to decide as to what extent if any the Delivery Date is altered as a result of the arbitration proceedings, if at all.

7.               SERVICE AGENTS IN London

All notices in connection with the above Arbitration and any Appeals thereof shall be given by letter or telefax in accordance with Article 17 hereunder. In addition, the BUYER hereby irrevocably appoints Messrs. Mr. Riches Consulting. Address: Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex, RH17 6JR, United Kingdom.

ARTICLE 14 - RIGHT OF ASSIGNMENT

1.               The Buyer shall not be entitled to assign its rights under this Contract without the prior written consent of the Seller(such consent not to be unreasonably witheld). However the Buyer shall be entitled without the prior written consent of the sellers but with prior written notice to the Sellers, to assign it rights under this contract in favour of a bank or financial Institution which will finance part or all of the pre-delivery instalments payable under this Contract as security for such financing(it being understood for the avoidance of doubt that:

(i)Such assignement shall be an assignement by way of security in favour of a financier of the Buyer and not an assignement by way of transfer in favour of a third party purchaser,

(ii)The Seller shall not by virtue of such assignement have any additional obligation and/or risk other than those existing prior the date of such assignement and

(iii)The Buyer shall remain responsible for the Performance of all obligations under this contract, including but not limited to paying all instalments of the Contract price, which shall be approved by this bank or Financial Institution.

2.               ASSIGNMENT WITH EFFECT FROM DELIVERY.

Provided that the BUYER shall remain responsible for the performance of all obligation under this Contract (including but not limited to paying all installments and execution of the Protocol of the Delivery and Acceptance) and further that the SELLER’s right to receive all installments (including the delivery installment) from the BUYER and all rights and benefits hereunder are not in any way prejudiced and the SELLER’s prior consent in writing, the BUYER shall be entitled to sell its interest in this Contract to a third party with effect from delivery of the VESSEL and the SELLER will upon request of the BUYER issue delivery documents in favor of such third party and deliver the VESSEL to such third party. In such event and upon delivery of the VESSEL, all rights of the BUYER shall be transferred to such third party and the BUYER shall cease to have any right in and under this Contract.

ARTICLE 15 - TAXES AND DUTIES

1.               TAXES AND DUTIES INCURRED IN CHINA.

The SELLER shall bear and pay all taxes, duties, stamps, dues levies and fees of whatsoever nature incurred or imposed in China in connection with the execution and/or performance of this Contract by the SELLER and its sub-contractors, and any payments to be made hereunder by the BUYER. The SELLER warrants that BUYER’s supplies maybe imported into China without taxes, duties or restrictions, however, The Buyer’s supplies list shall be approved by the Seller before steel cutting, the amount for Buyer’s supplies to be less than 10% of contract price and in compliance with the laws of the People’s Republic of China.

2.               TAXES AND DUTIES INCURRED OUTSIDE CHINA.

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of this Contract by the BUYER, except for taxes, duties, stamps, dues, levies and fees imposed upon those items which are to be procured by the SELLER for the construction of the VESSEL in accordance with the terms of this Contract and the Specifications.

ARTICLE 16 - PATENTS, TRADEMARKS AND COPYRIGHT.

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature of kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

The SELLER’s indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the SELLER if any.

ARTICLE 17 - NOTICES

Any and all notices and communications by letter, telefax or telex, in connection with this Contract shall be addressed as follows:

To the BUYER	: Aegean Bunkering Services Inc.
Address	: 42, Hadjikyriakou Avenue, Piraeus 185 38-Greece
Telephone No.	: +30210 4586000
Telefax	: +30210 4586242

To the SELLER	: Fujian Shipbuilding Industry Group Corporation
Address	: 27 Qunzhong Road, Fuzhou, Fujian, China
Telephone No.	: +86 591 83332665
Telefax	: +86 591 83321470

To the BUILDER	: Fujian Southeast Shipyard
Address	: 7# Jianshe Road, Economic Technical Development Zone of Fuzhou, Fujian Province, China
Telephone No.	: +86 591 83985091
Telefax	: +86 591 83985070

Any change of address shall be communicated in writing by registered mail by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, and telex acknowledged by the answer backs shall be deemed to be delivered upon dispatch.

Any and all notices, communications, Specifications and drawing in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

ARTICLE 18 - EFFECTIVE DATE OF CONTRACT.

This Contract shall become effective upon fulfilment of all the following conditions:

1.            Due execution of this Contract and the Specifications and maker list; and

2.            Receipt by the SELLER of a Performance Guarantee in the form annexed hereto as Exhibit “A” issued by AEGEAN SHIPPING MANAGEMENT S.A.; and

3.            Receipt by the BUYER of the Refund Guarantee in the form annexed hereto as Exhibit “B” issued by the Guarantee Bank in accordance with Article 2 Paragraph 7 hereof; and

4.            Receipt by the SELLER of the first instalment in accordance with Paragraph 3(a) and 4(a) of Article 2 of this Contract; and

5               Receipt by the SELLER of an assurance letter which agree to provide the finance or loan to the owner from Euro AAA bank.

If, due to whatever reason, any of the above conditions fails to be fulfilled by the 30th of April, 2005 unless an extension of time limit is mutually agreed, then this Contract shall be null and void having no effect whatsoever.

ARTICLE 19 - INTERPRETATION

1.               LAW APPLICABLE

The parties hereto agree that validity and interpretation of this Contract and of each Article and part hereof be governed by and interpreted in accordance with the Laws of England.

2.               DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with, any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall govern. The Specifications and plans are also intended to explain each other, anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall govern.

3.               DEFINITION

(a)   In absence of stipulation of “banking day(s)” or “business day(s)”, the “day” or “days” shall be taken as “calendar day” or “calendar days”.

(b)   “BUILDER” and “BUYER” used in the Specifications shall correspond to “SELLER” and “BUYER” respectively used in this Contract.

4.               ENTIRE AGREEMENT

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

5.               AMENDMENTS AND SUPPLEMENTS

Any Supplement, Memorandum of Understanding or Amendment executed after the date hereof in whatsoever form it may be, relating to this Contract, shall be made in writing and signed by both parties. Such Supplement,

Memorandum or Understanding or Amendment shall be an integral part of this Contract and shall be predominant over the respective corresponding article/or paragraph of this Contract

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER	:
Representative	:

Signature	:

Date	:

Witness	:

THE SELLER		THE BUILDER :

Representative		Representative

Signature		Signature

Date		Date

Witness		Witness

FORM OF

ADDENDUM No.l

DATED

TO THE SHIPBUILDING CONTRACT No.

DATED 6TH FEBRUARY 2005 AND ENTERED INTO BETWEEN

FUJIAN SOUTHEAST SHIPYARD AND FUJIAN SHIPBUILDING INDUSTRY GROUP CORPORATION (hereinafter collectively called the “SELLER”)

AND

(hereinafter called the « BUYER »)

IN RESPECT OF HULL No.DN-3500-10 (the “VESSEL”)

With reference to the headlined Shipbuilding Contract (hereinafter called the “Contract”) for the construction of the Vessel it is this mutually agreed between Seller and Buyer the following:

1. Notwithstanding anything to the contrary contained in the Contract and/or the Specifications the Vessel is to have a guaranteed deadweight of not less than 3800 metric tons at the summer design draught moulded of 5.50 meters in seawater of 1.025 specific gravity (with all documents/class certificates and approvals for the VESSEL to be issued on the basis of such deadweight) and shall be equipped with one (1) complete set of WARTSILA main engine, made in Finland, type 8126 at about 2480 KW MCR.

In consideration of the abovementioned changes the Contract Price is hereby amended to be United States Dollars Six Million and Eight Hundred Thousand (US$ 6,800,000).

The payment installments of the Contract Price are hereby respectively adjusted on the basis of the new Contract Price of US$ 6,800,000.

It is furthermore mutually agreed that the Contract Price shall be decreased by the sum of United States Dollars One Thousand only (USD 1,000.00) for each metric ton in case of a deficiency of the actual deadweight of the VESSEL below the new guaranteed deadweight of 3800 metric tons and up to a maximum deficiency of three hundred (300) metric tons. In the event that there will be a deficiency in the VESSEL’S actual deadweight which exceeds three hundred (300) metric tons below the new guaranteed deadweight, the BUYER may, at its option, reject the VESSEL and rescind the Contract in accordance with the provisions of Article 10 thereof, or may accept the VESSEL with a reduction in the Contract Price in the maximum amount of United States Dollars Three Hundred Thousand only (USD 300,000,00), such reduction to be applied by reducing respectively the fifth instalment of the Contract Price.

Furthermore and in the event that the actual deadweight of the VESSEL would exceed 3800 metric tons, then a bonus shall be added to the Contract Price at a rate of United States Dollars five hundred (USD 500.00) per each metric ton in excess of 3800 metric tons but in any case up to a maximum amount of United States Dollars Seventy Five Thousand (USD 75,000.00)

2. Other Amendments on the Contract

1.     Page 3, WITNESSETH clause, line 6.

Delete “or any other flag”

2.     Article 1, item 4, GUARANTEED SPEED, paragraph 1, changed to:

“The SELLER guarantees that the trial speed at design draft (5.50meter) at Max Continuous Output of main engine (MCR), with clean bottom in calm and deep sea under beaufort scale of 2 or around is to be not less than 12.5 knots.”

3.     Article 2, item 7, paragraph 1, the first sentence changed to:

“All payments made by the Buyer prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event that in accordance with the specific terms of this Contract, the VESSEL is rejected by the BUYER after the sea trial or this Contract is rescinded or cancelled by the BUYER, the SELLER...”

4.               Article 2, item 7, paragraph 2, insert after “Shanghai Branch” “or China Communication Bank, Fuzhou Branch”. However if any additional evidence may be reasonably required by the BUYER’S Bank in respect of the proper and valid approval/authorization of the head office to the branch of the SELLER’s Bank issuing the Refund Guarantee same to be provided by the SELLER or the SELLER’s Bank.

5.               Article 4, item 2, paragraph 1, insert one sentence in the end “Such approval and remarks shall be in accordance with the Contract and Specifications.”

6.               Article 4, item 2, paragraph 2, line 7, “ten (10) days” change to “five (5) days”.

7.               Article 5, item 2 (2), insert one sentence in the end, “provided the survey of the Class and the issuance of the Certificates by the Class and relevant authorities will not be affected.”

8.               Article 5, item 4, paragraph 4, insert one sentence in the end “The extra cost for material, installation or testing for Buyer’s supplied items, if any, will be borne by the BUYER”, (agreed on the basis of Sellers clarification via e-mail on 4th of March 2005)

9.               Article 6, item 1, paragraph 2, line 14. “seven (7) days” changed to “five (5)days.”

10.   Article 6, item 2 (b), change to:

“The SELLER shall provide the VESSEL with the required quantities of water and fuel oil lubrication oil, hydraulic oil greases and other stores necessary for the conduct of the Trial Run or Trial Runs which shall be supplied by the SELLER, as prescribed in the Specifications. The fuel oil, lubricating oil, hydraulic oil and greases shall be in accordance with the applicable engine specifications. And the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or Trial Runs shall be for the account of the SELLER”

11.         Article 6, item 4(e) insert one sentence in the end “However in case there is any minor qualification and/or remark which does not affect the ship’s performance and/or Ship’s class rules and regulations and/or Ship’s Class or Statutory Certificates the delivery of the VESSEL to the BUYER shall not be affected, provided that the SELLER shall expressly undertake in writing to comply with and/or remove such minor qualifications and/or remarks within the Guarantee period of the Vessel which extends to one (1) year from the date of delivery of the VESSEL, to the BUYER.”

12.         Article 7, item 1, paragraph 1, line 3, after “certificates” add “which are required to be provided by the Seller in accordance with the relevant provisions of the Specifications”, as such list has been clarified by virtue of ABS fax msg dated 28 March 2005 addressed to the SELLER.

13.         Article 7, item 1, paragraph 1, line 7, immediately after the parenthesis add “i.e.”

14.         Article 7, item 3 (e), “Deadweight” change to “Lightship”.

15.         Article 7, item 3(f), paragraph 1, cancel “so as to enable the BUYER to immediately register the VESSEL”.

16.         Article 7, item 3(g), (j), cancel “apostilled”.

17.         Article 9, item 2, “ten (10) and thirty (30) days” all change to fifteen (15) days.

18.         Article 15, item 1, line 5, insert after “Buyer’s suppliers” “for the construction or use of the VESSEL”.

3. Amendments on the Specification

1.               Regarding the position indication of manually controlled valves in CCR, it will be further discussed by both parties according to the arrangement of the vessels.

2.               All the plans and drawings singed and dated the 6th day of February 2005, incl. GA, Mid-Ship Section. Piping Diagram will be subject to final confirmation of both parties as well as Class approval.

4. All other terms and conditions of the above-mentioned Shipbuilding Contracts shall remain full in force and unaltered.

5. In the event of any discrepancy between the Contract and this Addendum, this Addendum will prevail.

IN WITNESS WHEREOF, the Buyer and the SELLER have caused this Addendum to be duly executed in this

[SEAL]

For and on behalf of

FUJIAN SOUTHEAST SHIPYARD

Name:
Title :

For and on behalf of

FUJIAN SHIPBUILDING INDUSTRY

Name:
Title :

[SEAL]

For and on behalf of

Name:
Title :

ADDENDUM No.1
DATED 31 MARCH 2005

TO THE SHIPBUILDING CONTRACT No.FSIGC-050l26-10ED
DATED 6TH FEBRUARY 2005 AND ENTERED INTO BETWEEN

FUJIAN SOUTHEAST SHIPYARD AND FUJIAN SHIPBUILDING INDUSTRY GROUP CORPORATION (hereinafter collectively called the “SELLER”)

AND

NAXOS MARITIME INC. (hereinafter called the « BUYER »)

IN RESPECT OF HULL No.DN-3500-10 (the “VESSEL”)

With reference to the headlined Shipbuilding Contract (hereinafter called the “Contract”) for the construction of the Vessel it is this 31st day of March 2005 mutually agreed between Seller and Buyer the following:

1. Notwithstanding anything to the contrary contained in the Contract and/or the Specifications the Vessel is to have a guaranteed deadweight of not less than 3800 metric tons at the summer design draught moulded of 5.50 meters in seawater of 1.025 specific gravity (with all documents/class certificates and approvals for the VESSEL to be issued on the basis of such deadweight) and shall be equipped with one (1) complete set of WARTSILA main engine, made in Finland, type 8126 at about 2480 KW MCR.

In consideration of the above mentioned changes the Contract Price is hereby amended to be United States Dollars Six Million and Eight Hundred Thousand (US$ 6,800,000).

The payment installments of the Contract Price are hereby respectively adjusted on the basis of the new Contract Price of US$ 6,800,000.

It is furthermore mutually agreed that the Contract Price shall be decreased by the sum of United States Dollars One Thousand only (USD 1,000.00) for each metric ton in case of a deficiency of the actual deadweight of the VESSEL below the new guaranteed deadweight of 3800 metric tons and up to a maximum deficiency of three hundred (300) metric tons. In the event that there will be a deficiency in the VESSEL’s actual deadweight which exceeds three hundred (300) metric tons below the new guaranteed deadweight, the BUYER may, at its option, reject the VESSEL and rescind the Contract in accordance with the provisions of Article 10 thereof, or may accept the VESSEL with a reduction in the Contract Price in the maximum amount of United States Dollars Three Hundred Thousand only (USD 300,000.00), such reduction to be applied by reducing respectively the fifth instalment of the Contract Price.

Furthermore and in the event that the actual deadweight of the VESSEL would exceed 3800 metric tons, then a bonus shall be added to the Contract Price at a rate of United States Dollars five hundred (USD 500.00) per each metric ton in excess of 3800 metric tons but in any case up to a maximum amount of United Stales Dollars Seventy Five Thousand (USD 75,000.00)

2.   Other Amendments on the Contract

1.     Page 3. WITNESSETH clause, line 6.

Delete “or any other flag”

2.     Article 1, item 4. GUARANTEED SPEED, paragraph 1, changed to:

“The SELLER guarantees that the trial speed at design draft (5.50 meter) at Mas Continuous Output of main engine (MCR), with clean bottom in calm and deep sea under beaufort scale of 2 or around is to be not less than 12.5 knots.”

3.     Article 2, item 7. paragraph 1, the first sentence changed to:

“All payments made by the Buyer prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event that in accordance with the specific terms of this Contract, the VESSEL is rejected by the BUYER after the sea trial or this Contract is rescinded or cancelled by the BUYER, the SELLER...”

4.     Article 2, item 7. paragraph 2. insert after ‘‘Shanghai Branch” “or China Communication Bank, Fuzhou Branch”. However if any additional evidence may be reasonably required by the BUYER’s Bank in respect of the proper and valid approval/authorization of the head office to the branch of the SELLER’s Bank issuing the Refund Guarantee same to be provided by the SELLER or the SELLER’s Bank.

5.     Article 4, item 2. paragraph 1. insert one sentence in the end “Such approval and remarks shall be in accordance with the Contract and Specifications.”

6.     Article 4, item 2. paragraph 2. line 7, “ten (10) days” change to “five (5) days”.

7.     Article 5, item 2 (2). insert one sentence in the end, “provided the survey of the Class and line issuance of the Certificates by the Class and relevant authorities will not be affected.”

8.     Article 5, item 4. paragraph 4, insert one sentence in the end “The extra cost for material, installation or testing for Buyer’s supplied items, if any, will be borne by the BUYER”. (agreed on the basis of Sellers clarification via e-mail on 4th of March 2005)

9.     Article 6, item 1, paragraph 2, line 14, “seven (7) days” changed to “five (5) days.”

10.   Article 6, item 2 (b). change to:

“The SELLER shall provide the VESSEL with the required quantities of water and fuel oil lubrication oil hydraulic oil greases and other stores necessary for the conduct of the Trial Run or Trial Runs which shall be supplied by the SELLER as prescribed in the Specifications. The fuel oil, lubricating oil, hydraulic oil and greases shall be in accordance with the applicable engine specifications. And the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or Trial Runs shall be for the account of the SELLER”

11.         Article 6, item 4(c) insert one sentence in the end “However in case there is any minor qualification and/or remark which does not affect the ship’s performance and/or Ship’s class rules and regulations and/or Ship’s Class or Statutory Certificates the delivery of the VESSEL to the BUYER shall not be affected, provided that the SELLER shall expressly undertake in writing to comply with and/or remove such minor qualifications and/or remarks within the Guarantee period of the Vessel which extends to one (1) year from the date of delivery of the VESSEL to the BUYER.”

12.         Article 7, item 1, paragraph 1, line 3, after “certificates” add “which are required to be provided by the Seller in accordance with  the relevant provisions of the Specifications”, as such list has been clarified by virtue of ABS fax msg dated 28 March 2005 addressed to the SELLER.

13.         Article 7, item 1, paragraph 1, line 7, immediately after the parenthesis add “i.e.”.

14.         Article 7, item 3 (e), “Deadweight” change to “Lightship”.

15.         Article 7, item 3(f), paragraph 1, cancel “so as to enable the BUYER to immediately register the VESSEL”.

16.         Article 7, item 3(g), (j), cancel “apostilled”.

17.         Article 9, item 2, “ten (10) and thirty (30) days” all change to fifteen (15) days.

18.         Article 15, item 1, line 5, insert after “Buyer’s suppliers” “for the construction or use of the VESSEL”.

3.  Amendments on the Specification

1.               Regarding the position indication of manually controlled valves in CCR, it will be further discussed by both parties according to the arrangement of the vessels.

2.               All the plans and drawings singed and dated the 6th day of February 2005, incl. GA, Mid-Ship Section, Piping Diagram will be subject to final confirmation of both parties as well as Class approval.

4.  All other terms and conditions of the above-mentioned Shipbuilding Contracts shall remain full in force and unaltered.

5.  In the event of any discrepancy between the Contract and this Addendum, this Addendum will prevail.

IN WITNESS WHEREOF, the Buyer and the SELLER have caused this Addendum to be duly executed in this 31st day of March 2005.

For and on behalf of
FUJIAN SOUTHEAST SHIPYARD
[SEAL]

/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title :	Director

For and on behalf of
FUJIAN SHIPBUILDING INDUSTRY
GROUP CORPORATION

/s/ Lin Fen Fei
Name:	LIN FEN FEI
Title :	Deputy General Manager

For and on behalf of
NAXOS MARITIME INC.
[SEAL]

/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title :	Managing Director

Addendum No.2 to Contract

No. FSIGC-050126-10ED

[SEAL]

With reference to the Shipbuilding Contract No. FSIGC-050126-10ED dated this 6th day of February 2005 and the Addendum No. 1 dated this 31st of March 2005 for one (1) 3,800 DWT Product Tanker, having the SELLER’s Hull No. DN-3500-10 (hereinafter called the “VESSEL”) executed by and between Naxos Maritime Inc. (hereinafter called the “BUYER”) and Fujian Southeast Shipyard and Fujian Shipbuilding Industry Group Corporation (hereinafter collectively called the “SELLER”), and also with reference to the Addendum No.1 and Option Agreement dated 31st March 2005, the BUYER and the SELLER hereby mutually agree the following:

1.               Because the seller still needs time to issue the Refund Guarantee and also the period from 1st of May to 7th of May is the National Holiday in China the deadline of the contract becoming effective will be extended to 31st of May.

2.               The delivery time of the Vessel will be 31st of August, 3 2008.

3.               The delivery time of the optional vessels will be one month later respectively than the date stipulated in the option agreement.

All other terms and conditions of the above-mentioned Shipbuilding Contracts shall remain full in force and unaltered.

If there is any discrepancy between the Contract and this Addendum, this Addendum will prevail.

IN WITNESS WHEREOF, the Buyer and the SELLER have caused this Addendum No. 2 to be duly executed in this 27th day of April 2005.

For and on behalf of	For and on behalf of

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
Naxos Maritime Inc.	Fujian Southeast Shipyard

[SEAL]	[SEAL]

For and on behalf of

/s/ [ILLEGIBLE]
Fujian Shipbuilding Industry Group Corporation [SEAL]

Addendum No.3 to Contract

No. FSIGC-050126-10ED

With reference to the Shipbuilding Contract No. FSIGC-050126-10ED dated this 6th day of February 2005 and the Addendum No. 1 dated this 31st of March 2005 and the Addendum No.2 dated 27th of April 2005 for one (1) 3,800 DWT Product Tanker, having the SELLER’s Hull No. DN-3500-10 (hereinafter called the “VESSEL”) executed by and between Naxos Maritime Inc. (hereinafter called the “BUYER”) and Fujian Southeast Shipyard and Fujian Shipbuilding Industry Group Corporation (hereinafter collectively called the “SELLER”), the BUYER and the SELLER hereby mutually agree the following:

1.               Because the seller still needs time to issue the Refund Guarantee, the deadline of the contract becoming effective will be extended to 30th of June 2005.

2.               The delivery time of the Vessel will be 31st of August, 2008.

3.               In Article 8 of the Contract a new paragraph 5 is hereby agreed to be inserted, which reads as follows:

“5. ACCUMULATED TIME OF DELAY

In the event that the total accumulated time of all delays of whatsoever nature, including non-permissible as well as permissible delays, aggregates to One Hundred and Ninety (190) days or more, then the BUYER may at any time thereafter rescind this Contract in accordance with the provisions of Article 10 hereof.”

All other terms and conditions of the above-mentioned Shipbuilding Contract shall remain full in force and unaltered.

If there is any discrepancy between the Contract and this Addendum, this Addendum will prevail.

IN WITNESS WHEREOF, the Buyer and SELLER have caused this Addendum No. 3 to be duly executed in this 27th day of May 2005.

For and on behalf of	For and on behalf of

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
Naxos Maritime Inc.	Fujian Southeast Shipyard

[SEAL]	[SEAL]

For and on behalf of

/s/ [ILLEGIBLE]

Fujian Shipbuilding Industry Group Corporation [SEAL]